Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE & SALE AGREEMENT (this “Agreement”) is made and entered into this                 day of September, 2004, by and between Nowata Oil Properties LLC (“Seller”), whose address is 2500 South McGee Drive, Suite 100, Norman, Oklahoma 73072, and Cano Petroleum, Inc. (“Buyer”), whose address is 309 West Seventh Street, Suite 1600, Fort Worth, Texas 76102, for the purpose of Buyer purchasing Seller’s rights in oil, gas and mineral leases and other related interests under the terms and conditions of this Agreement.

I.  DESCRIPTION OF TRANSACTION

1.01        Property Being Purchased and Sold.  THE ATTACHED EXHIBIT “A”, WHICH IS INCORPORATED INTO THIS AGREEMENT, IDENTIFIES THE PROPERTY TO BE SOLD.  The term “Property,” as contained herein, will include both singular and plural connotations and shall be defined as, and without limitation shall include, all of Seller’s right, title and interest, if any, in and to oil and gas property, non-producing property, mineral rights, leasehold interests and leased rights, subsurface rights, wells and well equipment, including all equipment used in connection with the production and delivery of hydrocarbons and injection of associated waters, inventory and supplies, storage facilities, contract rights, easements and rights-of-way, permits and records belonging to or used or obtained in connection with the assets described in Exhibit “A.”

In addition to the foregoing, the term “Property” expressly includes all of the surface interests owned by Seller with respect to the lands described in the leases listed on the attached Exhibit “A” (being approximately 300 acres); provided, however, Seller is not making any representation or any warranty of any kind whatsoever with respect to such surface interests.

Notwithstanding the foregoing, the term “Property” expressly excludes (i) the distributions, if any, that Seller is entitled to receive under, or in connection with, the plan of reorganization of Farmland Industries, Inc. and its affiliates confirmed by the United States Bankruptcy Court for the Western District of Missouri, which distributions remain the sole and exclusive property of Seller; and (ii) the co-generation unit and the other equipment and personal property that has been provided by Global Power Systems, which remains the sole and exclusive property of Global Power Systems.  Buyer shall assume the obligations of Seller under its arrangement with Global Power Systems as of the Effective Date.

1.02        Purchase Price; Method of Payment.  The purchase price for the Property shall be Two Million Five Hundred Thousand and No/100 ($2,500,000.00) (the “Purchase Price”) and shall be paid as follows:

(a)           Escrow Deposit.  Upon execution of this Agreement and the Escrow Agreement attached hereto as Exhibit “B” and incorporated herein by reference for all purposes (the “Escrow Agreement”) by the parties hereto, Buyer shall deposit into an escrow account maintained by BancFirst (the “Escrow Agent”) cash or immediately available funds in the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), which shall constitute an irrevocable deposit (the “Deposit”) and shall be applied toward the purchase and sale of the Property at the Closing; provided, however, in the event that the transactions contemplated hereby do not close for any reason by September 15, 2004 (including as a result of an election by Buyer  to terminate this Agreement pursuant to Section 6.01(d) but excluding as a result of an election by Buyer to terminate this Agreement pursuant to Section 6.01(b)), the Escrow Agent shall pay the sum of One Hundred Twenty-Five Thousand Dollars ($125,000) from the funds held in such account to Seller and, in the event that the transactions contemplated hereby do not close for any reason (other than as a result of an election by Buyer to terminate this Agreement pursuant to Section 6.01(b) or Section 6.01(d)), the Escrow Agent shall pay all of the funds held in such account to Seller.

(b)           Closing Payment.  Buyer shall pay to Seller at the Closing (as such term is hereinafter defined) the amount of Two Million Two Hundred Fifty Thousand and No/100 Dollars ($2,250,000.00), in immediately available funds by confirmed wire transfer to a bank account to be designated by Seller (such designation to occur no later than the second business day prior to the Closing Date) and the funds held by the Escrow Agent in the account pursuant to Section 1.02(a) shall be paid to Seller.

1.03        The Closing.  Subject to the termination rights set forth in Section 6.01, the closing of the purchase and sale contemplated by this Agreement (the “Closing”) shall take place at such date, time and place as may be mutually acceptable to the parties hereto, but in no event shall the Closing occur later than September 15, 2004 (the actual date of the Closing being referred to herein as the “Closing Date”).  At the Closing, Buyer shall pay the Purchase Price as herein provided, and Seller shall assign and convey all of Seller’s right, title and interest in and to the Property to Buyer with instruments of conveyance in such form as Buyer shall reasonably request.

1.04        Effective Date and Responsibilities.  The “Effective Date” of the purchase and sale contemplated by this Agreement shall be 7:00 A.M., Central Standard Time, on September 1, 2004.  All production, revenues, expenses and financial obligations with respect to the Property occurring prior to the Effective Date shall be the responsibility of Seller, and all such matters occurring after the Effective Date shall be the responsibility of Seller, and all such matters occurring after the Effective Date shall be the responsibility of Buyer; provided, however, it is understood that Buyer may be required to incur costs and expenses to preserve leases and wells and that such costs and such expenses shall be the obligation of Buyer, regardless of whether such costs and such expenses could have been paid by Seller prior to the Effective Date.

To the extent that Seller receives any payments of revenues or any requests for expenditures of funds that relate to the period after the Effective Date, Seller shall forward such payments or such requests to Buyer.

II.  ABSENCE OF REPRESENTATION AND WARRANTIES

2.01        Absence of Representations and Warranties.  Seller is not making any representation or any warranty of any kind whatsoever with respect to the Property and Buyer has agreed to accept the Property in its present condition, based solely on such inspections and investigations as may be conducted by Buyer, in the sole discretion of Buyer, prior to the Closing.  THE PROPERTY IS BEING SOLD “AS-IS,” WITH SELLER MAKING NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE PROPERTY,

INCLUDING, WITHOUT LIMITATION, REPRESENTATIONS OR WARRANTIES WITH RESPECT TO TITLE TO THE PROPERTY, THE CONDITION OF THE PROPERTY, ENVIRONMENTAL MATTERS, THE STATUS OR THE VALIDITY OF THE LEASES OR THE SUITABILITY OF THE PROPERTY FOR ANY PARTICULAR PURPOSE.

2.02        Inspection of the Property. Buyer may, during the period prior to the Closing, conduct such inspections and such investigations as Buyer, in its sole discretion, may determine.  Seller shall cooperate, in good faith, with Buyer in its conduct of such inspections and such investigations, including, without limitation, providing Buyer and its representatives with access to all of the books and the records of Seller with respect to the Property, including, without limitation, financial records necessary for Buyer’s auditors to complete an audit of the Property, which Buyer may, at its cost and its expense, copy.

III.  PRE-CLOSING OBLIGATIONS OF SELLER

3.01        Standstill.  From the date of this Agreement and until the Closing, Seller shall not, directly or indirectly, seek, solicit or entertain competitive offers to purchase the Property, or otherwise discuss the sale of the Property with any party other than Buyer.

3.02        Absence of Other Obligations.  Seller shall have no obligations other than the obligations expressly set forth in Section 2.02 and Section 3.01.

IV.  CONDITIONS OF CLOSING

4.01        Seller’s Conditions.  Seller’ obligation to consummate the transaction provided for herein is subject to the satisfaction or waiver on or before the Closing Date of the following conditions:

(a)           Performance.  Buyer shall have performed in all material respects the obligations, covenants and agreements required hereunder to be performed by it at or prior to the Closing.

(b)           Pending Matters.  No suit, action or other proceeding by a non-affiliated third party or a governmental authority shall be pending or threatened which seeks substantial damages from Seller in connection with, or seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement.

4.02        Buyer’s Conditions.  Buyer’s obligation to consummate the transactions provided for herein is subject to the satisfaction or waiver on or before the Closing Date of the following conditions:

(a)           Performance.  Seller shall have performed in all material respects the obligations, covenants and agreements required hereunder to be performed by them at or prior to the Closing.

(b)           Pending Matters.  No suit, action or other proceeding by a non-affiliated third party or a governmental authority shall be pending or threatened which seek substantial damages from Buyer in connection with, or seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement.

(c)           Inspections and Investigations.  The inspections and the investigations conducted by Buyer pursuant to Section 2.02, including the audit necessary for Buyer to comply with its SEC reporting requirements, shall have been completed to the reasonable satisfaction of Buyer.

V.  ADDITIONAL AGREEMENTS

5.01        Buyer’s Indemnity.  Buyer agrees to indemnify, defend and hold harmless Seller, its Affiliates and its managers, officers, employees, agents and representatives from and against any and all claims, liabilities, losses, costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees, but excluding any amounts reimbursed from third party insurance) (collectively “Losses”) that are attributable to (i) a breach of Buyer of its representations, warranties, covenants and agreements hereunder or that are contained in any document delivered in connection herewith, and (ii) the condition, ownership and/or operation of the Property , including, without limitation, environmental matters, whether arising before or after the Closing Date.

5.02        Further Assurances.  Prior to the Closing, Seller shall provide Buyer and its representatives with access to the Property and all documents relating to the Property for the purposes of Buyer’s inspections and investigations.  After Closing, Seller and Buyer agree to take such further actions and to execute, acknowledge and deliver such additional documents and instruments as may be necessary or useful in carrying out the purpose of this Agreement or of any document delivered pursuant hereto.

5.02        Records.  At Closing, Seller shall make all documents and instruments relating to the Property in its possession available for delivery to Buyer at Seller’s Offices in Norman, Oklahoma.

VI.  TERMINATION

6.01        Termination of Agreement.  This Agreement may, by written notice given at or prior to the Closing to the applicable party at its address in the preamble of this Agreement, be terminated or abandoned:

(a)           by Seller or Buyer in the event that the Closing shall not have occurred on or before the close of business on September 15, 2004:;

(b)           by Buyer if a material default or breach shall be made by Seller with respect to the due and timely performance of the covenants and agreements contained herein or in or in any document delivered in connection with the transactions contemplated hereby, and such default or breach cannot be cured and has not been waived;

(c)           by Seller if a material default or breach shall be made by Buyer with respect to the due and timely performance of the covenants and agreements contained herein or in or in any document delivered in connection with the transactions contemplated hereby, and such default or breach cannot be cured and has not been waived:

(d)           by Buyer or Seller, as the case may be, if any conditions to its respective obligation to consummate the transactions provided for herein is not satisfied on or before the Closing Date: or

(e)           by mutual consent of Seller and Buyer.

6.02        Effect of Termination.  If this Agreement is terminated pursuant to Section 6.01, this Agreement shall become void and of no further force and effect; provided, however, such termination shall not affect the payment of the funds held in the escrow account by the Escrow Agent.

VII.  MISCELLANEOUS

7.01        Governing Law.  THIS AGREEMENT SHALL BE ENFORCED, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OKLAHOMA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

7.02        Attachments.  All Exhibits and Schedules attached hereto are essential to this Agreement and are hereby made a part of this Agreement and incorporated herein by this reference.

7.03        Entire Agreement.  This Agreement including all Exhibits and Schedules attached hereto and made a part hereof constitute the entire agreement between the parties with respect to he subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the parties with respect to same.  No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.

7.04        Expenses.  Except as otherwise provided herein, each party shall be solely responsible for all expenses incurred by it in connection with this transaction (including, without limitation, fees and expenses of its own counsel and consultants).

7.05        Publicity.  Seller and Buyer shall consult with each other with regard to all publicity and other releases issued at or prior to the Closing concerning this Agreement and the transactions contemplated hereby and, except as required by applicable law or the applicable rules or regulations of any governmental body or stock exchange, neither party shall issue any publicity or other release prior to the Closing without the prior written consent of the other party.

7.06        No Third-Party Beneficiary.  Except as expressly provided herein, this Agreement is not intended to create, nor shall it be construed to create, any rights in any third party under doctrines concerning third party beneficiaries.

7.07        No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

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To evidence the binding effect of the foregoing terms and conditions, the parties have caused their respective duly authorized representative to execute and deliver this Agreement on the date first above written.

Seller:		Buyer:

NOWATA OIL PROPERTIES LLC		CANO PETROLEUM, INC.

By:	/s/ Marshall Brackin	By:	/s/ Jeff Johnson
Name:	Marshall Brackin	Name:	Jeff Johnson
Title:	General Manager	Title:	Chief Executive Officer

EXHIBIT “A”

TO

PURCHASE AND SALE AGREEMENT

PROPERTIES TO BE SOLD

LEASE	LOCATION	GWI	NRI	RI
Adams	31 27N 16E	100.00%	81.25%
Allen Estates	28 27N 16E	100.00%	81.25%
B & N Unit	35, 36 27N 16E	100.00%	87.00%	Variious
Canada Unit	19 27N 16E	100.00%	85.12%
Glass Harmon	27 27N 16E	100.00%	80.00%
Glass Newcomb	27 27N 16E	100.00%	80.00%
Glass Reed	32 27N 16E	100.00%	80.00%
Hendrickson	31 27N 16E	100.00%	81.25%	5.00%
Mildred Paxton	32 27N 16E	100.00%	80.00%
NCB Unit	36 27N 16E 31 27N 16E	100.00%	83.98%
Paxton	31 27N 16E	100.00%	80.00%
Preston	30 27N 16E	100.00%	87.00%
Regan	28 27N 16E	100.00%	87.00%
Running F North	29 27N 16E	100.00%	87.00%
Texaco	29 27N 16E	100.00%	80.75%
University	32 27N 16E	100.00%	80.00%
Waite	29 27N 16E	100.00%	87.00%	12.50%
Anthis	3 26N 16E	100.00%
Foster	3 26N 16E	100.00%
Graham	3 16N 16E	100.00%
Sherwood/Barr	3 26N 16E	100.00%
Palmer	3 26N 16E	100.00%
Love	24 27N 16E	100.00%

EXHIBIT “B”

TO

PURCHASE AND SALE AGREEMENT

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into this 7th day of September 2004, by and among Nowata Oil Properties, LLC, an Oklahoma limited liability company (“Seller”), Cano Petroleum, Inc., a Delaware corporation (“Buyer”) and Snell Wylie & Tibbals, in its capacity as escrow agent hereunder (“Escrow Agent”).

Background

A.            Buyer and Seller are in negotiations with respect to the possible purchase by Buyer, and the possible sale by Seller, of certain oil and gas properties and interests in Nowata County, Oklahoma, owned by Seller

B.            As a requirement of said negotiations, Buyer has agreed to deposit into an escrow account for the ultimate benefit of Seller ten percent (10%) of the proposed purchase price pending the closing of the proposed purchase and sale (the “Transaction”).

C.            The purpose of this Agreement and the creation of the Escrow Fund (as defined in Section I hereof) is to fulfill the obligation of Buyer with respect to the escrow of funds

Terms and Conditions

For and in consideration of the mutual covenants and agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.             Terms of Escrow.  Buyer, on behalf of Seller, herewith deposits with the Escrow Agent, and the Escrow Agent hereby acknowledges receipt of, immediately available funds in the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the “Escrow Deposit”).  These funds, together with all income and proceeds therefrom, shall constitute the escrow funds (the “Escrow Funds”), which shall be held and dealt with by the Escrow Agent in accordance with the terms and conditions of this Agreement.

2.             Release of Escrow Fund.  The Escrowed Funds shall be delivered by the Escrow Agent to Seller in accordance with the terms of the Purchase and Sale Agreement of even date herewith by and between Seller and Buyer.

3.             Rights of Escrow Agent.  In addition to its other rights contained elsewhere in this Agreement, the Escrow Agent shall have the following rights under this Agreement:

(a)           The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, and shall not be required to refer to the Stock Purchase Agreement or take any other action with respect to any other matter which might arise in connection with the Escrow Fund in carrying out its duties hereunder.  The Escrow Agent has no duty to determine or inquire into any happening or occurrence or any performance or failure of performance of Seller and Buyer.  The Escrow Agent is not responsible in any manner for the sufficiency, correctness, genuineness or validity of any of the documents, certificates, instruments or notices deposited with the Escrow Agent pursuant to this Agreement or for the form or execution thereof, or for the identity or authority of any person executing or depositing the same.

(b)           The Escrow Agent may rely, and shall be protected in acting or refraining from acting, upon any written notice, instruction, certificates or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties; provided, however, that, as set forth below, any modification to this Agreement shall be signed by all of the parties hereto.  Seller and Buyer shall indemnify the Escrow Agent against and in respect of any and all direct or indirect damages, claims, losses, liabilities and expenses (including without limitation, attorneys’ fees) incurred by the Escrow Agent which may arise out of or result from any false or incorrect notice, certificate or other communication delivered pursuant to this Agreement by such party.

(c)           In the event of any disagreement or controversy arising under this Agreement or if conflicting demands or notices are made upon the Escrow Agent growing out of or relating to this Agreement or in the event the Escrow Agent in good faith is in doubt as to what action it should take hereunder, the Escrow Agent shall have the right, at its election, to (i) withhold and cease all further proceedings under, and performance of, this Agreement, and of all instructions received hereunder, and resign as Escrow Agent effective upon the appointment of a successor Escrow Agent by Seller and Buyer (as contemplated by Section 3(e) below), or (ii) file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring all parties involved to interplead and litigate in such court their claims and rights among themselves and with the Escrow Agent.  The foregoing remedies shall be in addition to any other remedies available to the Escrow Agent provided by law.  Should any suit or legal proceeding be instituted growing out of or related to this Agreement, whether such suit be initiated by the Escrow Agent or others, the Escrow Agent shall have the right, at its option, to cease all further proceedings under, and performance of, this Agreement, and of all instructions received hereunder until all differences and doubts have been resolved by agreement or until the rights of all parties shall have been fully and finally adjudicated.

(d)           Seller and Buyer hereby agree to indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability or expense (including, without limitation, attorneys’ fees) incurred by it without negligence or bad faith on its part arising out of or in connection with its entering into this Agreement and the carrying out of its duties hereunder, including the costs and expenses of defending itself against any claim of liability hereunder or in connection therewith.  The Escrow Agent may consult with counsel of its own choice as to any matters arising hereunder, and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(e)           The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving notice of such resignation to Seller and Buyer, specifying the date upon which such resignation shall take effect, which shall be at least thirty (30) days after the date of such notice.  Seller and Buyer, together, shall have the right to terminate the appointment of the Escrow Agent hereunder by giving to it notice of such termination specifying the date upon which such termination shall take effect, which shall be at least thirty (30) days after the date of such notice.  In either such event, Seller and Buyer hereby agree to mutually designate a successor Escrow Agent, and the parties hereto agree that, upon demand of such successor Escrow Agent, all property in the Escrow Fund shall be turned over and delivered to such successor Escrow Agent, which shall, thereupon, be bound by all of the provisions hereof.  In the event the Escrow Agent does not receive notice of the banking or other institution which has been designated as successor escrow agent within thirty (30) days after the Escrow Agent’s resignation or termination hereunder, the Escrow Agent shall have no further duties or obligations hereunder, and may (but shall in no event be required), at its option and election, (i) tender the Escrow Funds to a court of competent jurisdiction for disposition in such manner as such court shall determine, (ii) petition any court of competent jurisdiction for the appointment of a successor escrow agent or for such other relief or action as may effectuate the Escrow Agent’s resignation and termination of its rights, duties and obligations hereunder, or (iii) take any other action it deems appropriate to terminate its rights, duties and obligations hereunder.  Buyer and Sellers shall indemnify the Escrow Agent for, and hold it harmless against, all losses, costs, liabilities, damages or expenses incurred by it in connection with its resignation as Escrow Agent or its termination in such capacity and its transfer and delivery of the Escrow Funds to any successor escrow agent.

(f)            Buyer hereby agrees to pay to the Escrow Agent reasonable compensation for the services to be rendered by it hereunder and to pay or to reimburse the Escrow Agent for all expenses, disbursements and advances (including reasonable attorneys’ fees) incurred or made by it in connection with its joining this Agreement and with the carrying out of its duties hereunder.  If any property or sums held hereunder is at any time attached, garnished or levied upon under any court order or by federal, state or local taxing authorities, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stated or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any of such events, the Escrow Agent is authorized to rely upon and comply with any such order, writ, levy, judgment or decree which it is advised by legal counsel of its own choosing is binding upon it; and if it complies with any such order, writ, levy, judgment or decree, it shall not be liable to any of the parties hereto, or any other person, firm or corporation, by reason of such compliance even though such order, writ, levy, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.  Without waiving any of its rights hereunder, the Escrow Agent shall, at the time of service, notify Buyer and Sellers that it has been served with such order, writ, levy, judgment or decree.

4.             Termination.  This Agreement shall terminate on the date the Escrow Agent no longer holds any Escrow Funds hereunder.  Prior to such date, this Agreement may be amended or terminated only by an instrument in writing duly executed by Buyer and Seller and delivered to the Escrow Agent; provided, however, that the duties, liabilities and obligations of the Escrow Agent shall not be increased or modified without its written consent.  Escrow Agent shall not be responsible to solicit any documents or notices referred to in this Agreement.

5.             Discharge.  In the event that Seller and Buyer desire to choose another Escrow Agent, the successor Escrow Agent shall be chosen by Seller and Buyer by mutual agreement.  Any successor escrow agent hereunder shall have all the rights, title, privileges, duties, obligations and protection of the original Escrow Agent hereunder.

6.             Notices.  All notices given in connection with this Agreement shall be in writing and shall be delivered either by personal delivery, by telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by express courier or delivery service, addressed to the parties hereto at the following addresses:

Seller:

Nowata Oil Properties LLC

2500 South McGee Drive

Suite 100

Norman Oklahoma 73072

Attention:  Marshall Bracken

Telecopy:  405-366-1798

Buyer:

Cano Petroleum, Inc.

309 West Seventh Street

Suite 600

Fort Worth, Texas 76102

Attention:  Michael Ricketts

Telecopy:  817-698-0796

Escrow Agent:

Snell Wylie & Tibbals

8150 North Central Expy.

Suite 1800

Dallas, Texas 75206

Attention:  Phillip A. Wylie

Telecopy No.:  214-691-2500

or at such other address and number as any party shall have previously designated by written notice given to the other parties in the manner hereinabove set forth.  Notices shall be deemed given when received, if sent by telecopy or similar facsimile means (confirmation or such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telecopy or other facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

7.             Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributees, successors and assigns.

8.             Miscellaneous.  This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original and all of which shall constitute but on and the same instrument.  The provisions of this Agreement shall be construed, and the performance thereof shall be enforced, in accordance with the laws of the State of Texas.

Signatures

To evidence the binding effect of the covenants and agreements described above, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Seller:

CANO PETROLEUM, INC.

By:	/s/ S. Jeffrey Johnson
S. Jeffrey Johnson
Chief Executive Officer

Buyer:

NOWATA OIL PROPERTIES LLC

By:	/s/ Marshall Brackin
Marshall Brackin
General Manager

Escrow Agent:

BANCFIRST

By:	/s/ Martha Ober
Martha Ober

Thank you,

David Schubauer